Exhibit 23.2
Solar Power, Inc.
1115 Orlando Avenue
Roseville, CA 95661
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 5, 2007 (April 17, 2007 as to the eighth and ninth paragraphs of Note 16, April 9, 2007, June 5, 2007, June 8, 2007, June 20, 2007, June 25, 2007, July 6, 2007, July 25, 2007, and July 31, 207 as to the seventh, tenth, eleventh, twelfth, thirteenth, fourteenth, fifteenth, and sixteenth paragraphs, respectively, of Note 16, and August 21, 2007 as to the eighth paragraph of Note 1 and Note 17), relating to the consolidated financial statements, of Solar Power, Inc. appearing in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2006.
/s/ Macias Gini & O’Connell LLP
Sacramento, California
November 5, 2007